Exhibit 4.1

THIRD AMENDED AND RESTATED

SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

(Adopted by the Board on August 12, 2005, amended by the Board on September 23, 2005, amended by the Board and the stockholders on October 5, 2005, amended by the Board and the stockholders on May 4, 2006, amended by the Board and the stockholders effective February 12, 2007, amended by the Board and the stockholders effective May 4, 2007, amended by the Board and the stockholders on May 8, 2008, amended by the Board effective March 12, 2009, and amended by the Board and the shareholders effective November 15, 2011).

(Reflects 2:1 Reverse Stock Split on November 10, 2005)

(c)	Committee Procedures	A-4
(d)	Committee Responsibilities	A-4

SECTION 4.	ELIGIBILITY.	A-5
(a)	General Rule	A-5
(b)	Ten-Percent Stockholders	A-5
(c)	Attribution Rules	A-5
(d)	Outstanding Stock	A-5

SECTION 5.	STOCK SUBJECT TO PLAN.	A-6
(a)	Basic Limitation	A-6
(b)	Award Limitation	A-6
(c)	Additional Shares	A-6

SECTION 6.	RESTRICTED SHARES.	A-6
(a)	Restricted Stock Agreement	A-6
(b)	Payment for Awards	A-6
(c)	Vesting	A-6
(d)	Voting and Dividend Rights	A-6
(e)	Restrictions on Transfer of Shares	A-6

SECTION 7.	TERMS AND CONDITIONS OF OPTIONS.	A-7
(a)	Stock Option Agreement	A-7
(b)	Number of Shares	A-7
(c)	Exercise Price	A-7
(d)	Withholding Taxes	A-7
(e)	Exercisability and Term	A-7
(f)	Exercise of Options	A-7
(g)	Effect of Change in Control	A-7
(h)	No Rights as a Stockholder	A-7
(i)	Modification, Extension and Renewal of Options	A-7
(j)	Restrictions on Transfer of Shares	A-7
(k)	Buyout Provisions	A-8

SECTION 8.	PAYMENT FOR SHARES.	A-8
(a)	General Rule	A-8
(b)	Surrender of Stock	A-8
(c)	Services Rendered	A-8
(d)	Cashless Exercise	A-8
(e)	Exercise/Pledge	A-8
(f)	Other Forms of Payment	A-8
(g)	Limitations under Applicable Law	A-8

SECTION 9.	STOCK APPRECIATION RIGHTS.	A-8
(a)	SAR Agreement

(b)	Number of Shares	A-8
(c)	Exercise Price	A-8
(d)	Exercisability and Term	A-8
(e)	Effect of Change in Control	A-9
(f)	Exercise of SARs	A-9
(g)	Modification or Assumption of SARs	A-9
(h)	Buyout Provisions	A-9

SECTION 10.	STOCK UNITS.	A-8
(a)	Stock Unit Agreement	A-9
(b)	Payment for Awards	A-9
(c)	Vesting Conditions	A-9
(d)	Voting and Dividend Rights	A-9
(e)	Form and Time of Settlement of Stock Units	A-9
(f)	Death of Recipient	A-10
(g)	Creditors’ Rights	A-10

SECTION 11.	ADJUSTMENT OF SHARES.	A-10
(a)	Adjustments	A-10
(b)	Dissolution or Liquidation	A-10
(c)	Reorganizations	A-10
(d)	Reservation of Rights	A-10

SECTION 12.	DEFERRAL OF AWARDS.	A-11
(a)	Committee Powers	A-11
(b)	General Rules	A-11

SECTION 13.	AWARDS UNDER OTHER PLANS.	A-10

SECTION 14.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES.	A-11
(a)	Effective Date	A-11
(b)	Elections to Receive NSOs, Restricted Shares or Stock Units	A-11
(c)	Number and Terms of NSOs, Restricted Shares or Stock Units	A-11

SECTION 15.	LEGAL AND REGULATORY REQUIREMENTS.	A-11

SECTION 16.	WITHHOLDING TAXES; COMPLIANCE WITH SECTION 409A OF THE CODE.	A-12
(a)	General	A-12
(b)	Share Withholding	A-12

SECTION 17.	OTHER PROVISIONS APPLICABLE TO AWARDS.	A-12
(a)	Transferability	A-12
(b)	Qualifying Performance Criteria	A-13

SECTION 18.	NO EMPLOYMENT RIGHTS.	A-13

SECTION 19.	DURATION AND AMENDMENTS.	A-13
(a)	Term of the Plan	A-13
(b)	Right to Amend or Terminate the Plan	A-13
(c)	Effect of Termination	A-13

SECTION 20.	EXECUTION.	A-13

SUNPOWER CORPORATION

THIRD AMENDED AND RESTATED SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on August 12, 2005, and amended by the Board of Directors on September 23, 2005, and the Plan as so amended was approved by the shareholders of the Company on October 10, 2005, to be effective as of the date of the initial offering of Stock to the public pursuant to a registration statement filed by the Company with the Securities and Exchange Commission (the “Effective Date”), which was November 17, 2005. The Plan reflects the two for one reverse stock split effected on November 10, 2005. The Plan was subsequently amended by the Board of Directors and the shareholders of the Company on May 4, 2006, amended by the Board of Directors and the shareholders of the Company again effective February 12, 2007, amended by the Board of Directors and the shareholders of the Company effective May 4, 2007, amended by the Board of Directors and the shareholders of the Company effective May 8, 2008, amended by the Board of Directors effective March 12, 2009 and, amended by the Board of Directors and the shareholders effective November 15, 2011. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of restricted shares, stock units, options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

SECTION 2. DEFINITIONS.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity.

(b) “Award” shall mean any award of an Option, a SAR, a Restricted Share or a Stock Unit under the Plan.

(c) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(d) “Change in Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as defined below) other than Total S.A., a société anonyme organized under the laws of the Republic of France, or any member of Total Group who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(ii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (d)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2(d) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial offering of Stock to the public or if there is a spinoff of the Company by a Parent resulting in a dividend or distribution payable in Stock to the Parent’s stockholders.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

(g) “Company” shall mean SunPower Corporation, a Delaware corporation.

(h) “Consultant” shall mean (i) a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee, or (ii) a common-law employee of an Affiliate.

(i) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

(l) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows:

(i) If the Stock was traded over-the-counter on the date in question but was not traded on The Nasdaq Stock Market LLC, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Sheets LLC;

(ii) If the Stock was traded on The Nasdaq Stock Market LLC, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by The Nasdaq Stock Market LLC;

(iii) If the Stock was traded on a United States stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report; and

(iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(m) “ISO” shall mean an employee incentive stock option described in Section 422 of the Code.

(n) “Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

(o) “Offeree” shall mean an individual to whom the Committee has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(p) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(q) “Optionee” shall mean an individual or estate who holds an Option or SAR.

(r) “Outside Director” shall mean a member of the Board of Directors who is also an “independent director” as defined in (i) if the Stock is listed on The Nasdaq Stock Market LLC, Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market LLC, as such rule may be amended from time to time, which governs the independence determination with respect to directors serving on the board of directors for companies listed on The Nasdaq Stock Market LLC or (ii) if the Stock is listed on the New York Stock Exchange, Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such rule may be amended from time to time, which governs the independence determination with respect to directors serving on the board of directors for companies listed on the New York Stock Exchange.

(s) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(t) “Participant” shall mean an individual or estate who holds an Award.

(u) “Plan” shall mean this Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended or amended and restated from time to time.

(v) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

(w) “Restricted Share” shall mean a Share awarded under the Plan.

(x) “Restricted Share Agreement” shall mean the agreement between the Company and the recipient of a Restricted Share which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

(y) “SAR” shall mean a stock appreciation right granted under the Plan.

(z) “SAR Agreement” shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

(aa) “Service” shall mean service as an Employee, Consultant or Outside Director. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.

(bb) “Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).

(cc) “Stock” shall mean the Class A Common Stock of the Company, and after the reclassification of the Company’s Class A Common Stock and Class B Common Stock into a single class of Common Stock, the Common Stock of the Company.

(dd) “ Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his Option.

(ee) “Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(ff) “Stock Unit Agreement” shall mean the agreement between the Company and the recipient of a Stock Unit which contains the terms, conditions and restrictions pertaining to such Stock Unit.

(gg) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(hh) “Total and Permanent Disability” shall mean permanent and total disability as defined by section 22(e)(3) of the Code.

(ii) “Total Group” shall mean Total S.A., any Affiliate of Total S.A., any 13D Group of which Total S.A. or any of its Affiliates is a member, and any member(s) of any 13D Group of which Total S.A. or any of its Affiliates is a member; provided, however, that none of the Company nor any Subsidiary nor any Disinterested Director of the Company shall be deemed to be a member of the Total Group. “Affiliate,” “13D Group” and “Disinterested Director” shall have their respective meanings set forth in the Affiliation Agreement, dated April 28, 2011, as amended from time to time, between the Company and Total Power & Gas USA, SAS, a société par actions simplifiée organized under the laws of the Republic of France.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy (i) such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

(b) Committee for Non-Officer Grants. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and may determine all terms of such grants. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. The Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

(c) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

(d) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i) To interpret the Plan and to apply its provisions;

(ii) To adopt, amend or rescind rules, procedures and forms relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(iii) To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)To determine when Awards are to be granted under the Plan;

(v) To select the Offerees and Optionees;

(vi)To determine the number of Shares to be made subject to each Award;

(vii) To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

(viii) To amend any outstanding Award agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;

(ix) To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

(x) To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;

(xi) To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii) To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award agreement;

(xiii) To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

(xiv) To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Options or other rights under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Offerees, all Optionees, and all persons deriving their rights from an Offeree or Optionee. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan, any Option, or any right to acquire Shares under the Plan.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant of Restricted Shares, Stock Units, Nonstatutory Options or SARs.

(b) Ten-Percent Stockholders . An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

(c) Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

(d) Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. As of January 3, 2011, there was an aggregate of 11,623,983 Shares authorized for issuance as Awards under the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan (the “January 2011 Limit”). The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the January 2011 Limit plus (i) any Shares subject to options granted under the Company’s 1988 Incentive Stock Plan and 1996 Stock Plan which lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, plus (ii) any of the 105,000 Shares subject to non-plan options granted during 2004 that lapse or otherwise terminate prior to being exercised subsequent to August 12, 2005, and plus (iii) 2,500,000 Shares. Notwithstanding the foregoing, the number of Shares available for issuance under the Plan will be increased on the first day of each fiscal year beginning with the 2012 fiscal year, in an amount equal to the least of (x) 3% of the outstanding shares of all classes of common stock of the Company on the last day of the immediately preceding fiscal year, (y) 6,000,000 Shares, or (z) such number of Shares determined by the Board of Directors. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 11. The number of Shares that are subject to Options or other Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Notwithstanding the above, the aggregate number of shares actually issued or transferred by the Company upon the exercise of ISOs will not exceed fifteen million (15,000,000) shares.

(b) Award Limitation. Subject to the provisions of Section 11, no Participant may receive Options, SARs, Restricted Shares or Stock Units under the Plan in any calendar year that relate to more than five hundred thousand (500,000) Shares.

(c) Additional Shares. If Restricted Shares or Shares issued upon the exercise of Options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 5(a) and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available in Section 5(a) and the balance shall again become available for Awards under the Plan.

SECTION 6. RESTRICTED SHARES.

(a) Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

(c) Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares of thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights . The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

(e) Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Agreement. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

(d) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(e) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for Employees described in Section 4(b)). A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(f) Exercise of Options. Each Stock Option Agreement shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

(g) Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 11.

(i) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different exercise price, or in return for the grant of the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

(j) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

(k) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 8. PAYMENT FOR SHARES.

(a) General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(g) below.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Optionee or his representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary prior to the award. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the award) of the value of the services rendered by the Offeree and the sufficiency of the consideration to meet the requirements of Section 6(b).

(d) Cashless Exercise. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

(e) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

(f) Other Forms of Payment. To the extent that a Stock Option Agreement or Restricted Stock Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

(g) Limitations under Applicable Law. Notwithstanding anything herein or in a Stock Option Agreement or Restricted Stock Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall be no less than 100% of the fair market value of a share on the date of grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

(f) Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

(g) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

(h) Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents a SAR previously granted or (b) authorize an Optionee to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

SECTION 10. STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

(d) Voting and Dividend Rights . The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make adjustments in one or more of:

(i) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Section 5;

(ii) The limitations set forth in Sections 5(a) and (b);

(iii) The number of Shares covered by each outstanding Option and SAR;

(iv) The Exercise Price under each outstanding Option and SAR; or

(v) The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. The reclassification of the Company’s Class A Common Stock and Class B Common Stock into a single class of Common Stock shall not be subject to adjustments under this Section 11, but, for the sake of clarity in accordance with the definition of “Stock” in Section 2, following any such reclassification each Award that formerly covered Class A Common Stock shall cover an equal number of shares of Common Stock.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

(c) Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for:

(i) The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

(ii) The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii) The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv) Acceleration of the expiration date of the outstanding unexercised Awards to a date not earlier than thirty (30) days after notice to the Participant; or

(v) Settlement of the value of the outstanding Awards which have vested as of the consummation of such merger or other reorganization in cash or cash equivalents; in the sole discretion of the Company, settlement of the value of some or all of the outstanding Awards which have not vested as of the consummation of such merger or other reorganization in cash or cash equivalents on a deferred basis pending vesting; and the cancellation of all vested and unvested Awards as of the consummation of such merger or other reorganization.

(d) Reservation of Rights. Except as provided in this Section 11, an Optionee or Offeree shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 12. DEFERRAL OF AWARDS.

(a) Committee Powers. In a manner that complies with Section 409A of the Code, the Committee (in its sole discretion) may permit or require a Participant to:

(i) Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(ii) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(iii) Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

(b) General Rules. A deferred compensation account established under this Section 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 12.

SECTION 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 14. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

(a) Effective Date. No provision of this Section 14 shall be effective unless and until the Board has determined to implement such provision.

(b) Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board and in a manner that complies with Section 409A of the Code. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 14 shall be filed with the Company on the prescribed form.

(c) Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 15. LEGAL AND REGULATORY REQUIREMENTS.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 16. WITHHOLDING TAXES; COMPLIANCE WITH SECTION 409A OF THE CODE.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the legally required minimum tax withholding.

(c) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(d) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(e) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(f) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

SECTION 17. OTHER PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 17(a) shall be void and unenforceable against the Company.

(b) Qualifying Performance Criteria. The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, or (p) market segment shares (“Qualifying Performance Criteria”). The Committee in an Award may provide for the adjustment of any evaluation of performance under a Qualifying Performance Criteria to exclude any objective and measurable events specified in the Award, including but not limited to any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acceleration of amortization of debt issuance costs, (vi) stock-based compensation charges, (vii) purchase-accounting related charges, including amortization of intangible purchased assets, acquired in-process research and development charges, and similar charges associated with purchase accounting, (viii) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30, and (ix) the related tax effects associated with each of the adjustments listed in clauses (i) through (viii) above. If applicable, the Committee shall determine the Qualifying Performance Criteria not later than the 90th day of the performance period, and shall determine and certify, for each Participant, the extent to which the Qualifying Performance Criteria have been met. The Committee may not in any event increase the amount of compensation payable under the Plan upon the attainment of a Qualifying Performance Goal to a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

SECTION 18. NO EMPLOYMENT RIGHTS.

No provision of the Plan, nor any right or Option granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

SECTION 19. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on August 12, 2015 and may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

(c) Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 20. EXECUTION.

To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

SUNPOWER CORPORATION

By:	/s/ Christopher Jaap
Name:	Christopher Jaap
Title:	Acting General Counsel and Assistant Secretary

THIRD AMENDED AND RESTATED

SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

SunPower Corporation, a Delaware corporation (the “Company”), pursuant to its Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Grantee”) the number of Restricted Stock Units (“RSUs”) set forth below or on the “Summary of Award” on the online award acceptance page of the Company’s designated broker with respect to shares of Common Stock (the “Shares”). The grant of RSUs is subject to all of the terms and conditions set forth in this Notice of Grant of Restricted Stock Units (“Notice of Grant”), the Restricted Stock Unit Agreement, including the Appendix, which sets forth any applicable country-specific terms (together, the “Agreement”), the “Vesting Summary” set forth online through the Company’s designated broker, and the Plan, all of which are incorporated herein by reference. Capitalized terms used in this Notice of Grant, or the Agreement, without definition shall have the meanings ascribed to them in the Plan.

Name of Grantee:

Date of Grant:

Number of RSUs Granted:

Grant Number:	RSU-

Vesting Schedule:	[Insert vesting schedule.]

By Grantee’s electronic acceptance, or hard copy signature if Grantee resides in one of the countries listed below, Grantee agrees to be bound by the terms and conditions of this Notice of Grant, the Vesting Summary, the Agreement, and the Plan. Grantee has reviewed and fully understands all of the provisions of this Notice of Grant, the Vesting Summary, the Agreement, and the Plan in their entirety, and has had the opportunity to obtain advice of counsel prior to executing this Notice of Grant. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Notice of Grant, the Vesting Summary, the Agreement, and the Plan.

Grantee further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required under applicable law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Grantee by e-mail.

Grantees residing in the following countries must print, sign & deliver the signed copy of this Notice of Grant to: Attn: Magali Salomon, Manager, Stock Plan Services, c/o SunPower Corporation, 1414 Harbour Way South, Richmond, California 94804 U.S.A.

Countries: Belgium, Germany, and Italy.

Signature:	Date:

Name:

2

THIRD AMENDED AND RESTATED

SUNPOWER CORPORATION 2005 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT A

1. Grant	Pursuant to the Notice of Grant of Restricted Stock Units (the “Notice of Grant”) to which this Restricted Stock Unit Agreement, including the Appendix (together, the “Agreement”) is attached, SunPower Corporation, a Delaware corporation (the “Company”), has granted to Grantee the right to receive the number of Restricted Stock Units (“RSUs”) under the Third Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), as set forth in the Notice of Grant. The term “Restricted Stock Units” shall have the same meaning ascribed to the term “Stock Units” in the Plan.

2. Payment of RSUs	The RSUs covered by this Agreement shall become payable to Grantee if and when they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof.

3. Vesting Schedule	Subject to Section 4 (Forfeiture upon Termination of Service), the Grantee’s right to receive Shares subject to the RSUs awarded by this Agreement will vest in the Grantee according to the vesting schedule set forth in the Notice of Grant and/or the Vesting Summary set forth online through the Company’s designated broker.

4. Forfeiture upon Termination of Service	Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Grantee terminates Service with the Company for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and without any consideration to Grantee. The date on which Service terminates shall not be extended by any notice period required to be given under local law (e.g., Service would not include a period of “garden leave”); such termination date will be considered to be the last date of active employment.

5. Leaves of Absence	Grantee’s Service will not terminate and Grantee’s vesting will continue unaffected for up to 90 days, provided:

(a) Grantee is on a personal leave of absence, which has been approved in writing by the Company or its Subsidiary or Affiliate that is Grantee’s employer (the “Employer”); or

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(b) Grantee is on a bona fide leave of absence for which Grantee is entitled to continued service crediting as a matter of law or under the terms of a contract.

In all other circumstances, the Committee may suspend the vesting of the RSU, according to its policy and procedures for such leaves of absences. Further, if Grantee does not return to active Service following a leave of absence in keeping with (a) or (b) above, Grantee will have terminated his or her employment and vesting will cease.

6. Form and Time of Payment of RSUs	Except as otherwise provided for in Section 9 (Adjustments), payment for the RSUs shall be made in form of whole Shares at the time they become nonforfeitable in accordance with Section 3 (Vesting Schedule) hereof, or as soon as practicable thereafter, but with regard to U.S. taxpayers, in any event, within the period ending on the later to occur of the date that is 2 1/2 months within the period ending on the later to occur of the end of (i) your tax year that includes the date of vesting, or (ii) the Company’s tax year that includes the applicable date of vesting.

7. No Dividend Equivalents	The Grantee of RSUs shall not be entitled to dividend equivalents.

8. Grant is Not Transferable	Subject to the provisions of Section 10(f) of the Plan regarding the designation of beneficiaries, neither the RSUs granted hereby nor any interest therein or in the Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment of the RSU.

9. Adjustments	In the event of a stock split, a stock dividend or a similar change in Stock or other capitalization adjustment contemplated in Section 11(a) of the Plan, the number of RSUs subject to this Agreement shall be adjusted pursuant to the Plan.

10. Compliance with Section 409A of the Code	For U.S. taxpayers, it is intended that the vesting and the payments of RSUs set forth in this Agreement shall qualify for exemption from the application of Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting and/or payments provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of RSUs provided under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting and/or payment of Restricted Stock Units provided under this Agreement.

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11. No Service Contract	The grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past. The RSU and the Shares subject to the RSU are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate.

12. Retention Rights	Neither the Award nor this Agreement gives Grantee the right to be retained by the Company, the Employer, or any Subsidiary or Affiliate in any capacity. The Award will not be interpreted to form an employment contract or relationship with the Company, the Employer, or any Subsidiary or Affiliate. Grantee’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate Grantee’s employment or service relationship (if any) at any time with or without cause.

13. Nature of Grant	In accepting the grant, Grantee acknowledges, understands and agrees that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time as set forth in the Plan;
(b) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
(c) Grantee is voluntarily participating in the Plan;
(d) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

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(e) in keeping with Section 11(c) of the Plan, the RSU and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability;

(f) for Grantees who reside outside the U.S., the following additional provisions shall apply:

(i) the RSU and the Shares subject to the RSU are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary or Affiliate, and is outside the scope of Grantee’s service or employment contract, if any;

(ii) the RSU and the Shares subject to the RSU are not intended to replace any pension rights or compensation;

(iii) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Grantee’s Service with the Company, the Employer or any Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which Grantee is otherwise not entitled, Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(iv) in the event of termination of Grantee’s Service (whether or not in breach of local labor laws), Grantee’s right to vest in the RSU, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local; the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed for purposes of the RSU.

14. Address for Notices	Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1414 Harbour Way South, Richmond, California 94804 U.S.A., Attn: Magali Salomon, Equity Manager, Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

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15. Taxes and Withholding	(a) Regardless of any action the Company or the Employer, if different, takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSU, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. Unless otherwise determined by the Committee, this Tax-Related Items withholding obligation shall be satisfied by the retention by the Company of Shares otherwise deliverable pursuant to this award; provided, however, that the Shares retained for payment of the Tax-Related Items must satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Grantee is deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.

(c) In the alternative and subject to the Committee’s authorization, Grantee agrees that the Company and/or the Employer, or their respective agents, at their discretion, may satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

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(i) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company, the Employer and/or any Subsidiary or Affiliate; or

(ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs through a voluntary sale.

(d) Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan that cannot be satisfied by the means described in this Section.

16. Plan Governs	This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Committee Authority	The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested and when Grantee is no longer actively employed for purposes of Grantee’s RSU grant). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Data Privacy Notice and Consent	This Section 18 (Data Privacy Notice and Consent) applies only if Grantee resides outside the U.S. If Grantee resides outside the U.S., then Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

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Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Smith Barney and any other third party assisting in the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, Smith Barney and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact Grantee’s local human resources representative.

19. Amendments	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee in a material way under this Agreement without Grantee’s consent.

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20. Severability	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

21. Successors and Assigns	Without limiting Section 8 (Grant is Not Transferable) hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

22. Governing Law & Venue	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Agreement is made and/or to be performed.

23. No Advice Regarding Award	The Company is not providing any tax, legal or financial advice, nor is the company making any recommendation regarding the Grantee’s participation in the Plan, or the acquisition or sale of underlying Shares. The Grantee is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.

24. Electronic Delivery and Participation	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25. Language	If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

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26. Appendix	Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions for Grantee’s country of residence, if any, as set forth in the Appendix to this Agreement. Moreover, if Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. This Appendix constitutes part of this Agreement.

27. Imposition of Other Requirements	The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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ADDITIONAL TERMS & CONDITIONS OF THE

RESTRICTED STOCK UNIT AGREEMENT

FOR GRANTEES OUTSIDE THE U.S.

APPENDIX

This Appendix includes additional terms and conditions that govern the Restricted Stock Units (“RSUs”) granted to Grantee if Grantee resides in one of the countries listed herein. This Appendix forms part of the Restricted Stock Unit Agreement (the “Agreement”).

This Appendix also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Grantee vests in the RSUs or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of any particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to Grantee’s situation.

Finally, Grantee understands that if he or she is a citizen or resident of a country other than the one in which Grantee is currently working, transfers employment after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to Grantee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

AUSTRALIA

Terms and Conditions

Australian Sub-plan. Grantee’s right to participate in the Plan, vest in the RSUs, and receive the Shares underlying the RSUs granted under the Plan are subject to the terms and conditions stated in the Plan, the Australia Sub-Plan, the Agreement and this Appendix.

Appendix - 1

Notifications

Securities Law Notification. If Grantee acquires Shares under the Plan and he or she offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Grantee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

BELGIUM

Notifications

Tax Compliance. Grantee is required to report any taxable income attributable to the RSUs on his or her annual tax return. In addition, Grantee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

CANADA

Terms and Conditions

Payable Only in Shares. Notwithstanding any discretion in the Plan, the grant of RSUs does not provide any right for Grantee to receive a cash payment, and the RSUs are payable only in Shares.

GERMANY

No country-specific terms apply.

GREECE

No country-specific terms apply.

ISRAEL

Terms and Conditions

Trust Arrangement. Grantee understands and agrees that the RSUs are offered subject to and in accordance with the terms of the Israeli Sub-Plan (the “Sub-Plan”) under the 102 Capital Gains Track (as defined in the Sub-Plan), the Trust Agreement between the trustee appointed by SunPower Corp Israel Ltd (the “Trustee”), and the Agreement. In the event of any inconsistencies among the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern the RSUs granted to Grantee in Israel.

Appendix - 2

ITALY

Terms and Conditions

Data Privacy Notice and Consent. This provision replaces Section 18 (Data Privacy Notice and Consent) of the Agreement:

Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of Grantee’s personal data as described in this section of this Appendix by and among, as applicable, Grantee’s employer (the “Employer”), the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering, and managing Grantee’s participation in the Plan.

Grantee understands that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, a Subsidiary or an Affiliate, details of all RSUs, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that Grantee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan. The Controller of personal data processing is SunPower Corporation with registered offices at 77 Rio Robles, San Jose, California 95134, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is SunPower Italia s.r.l. with registered offices at Via Vittime Civili di Guerra, 5 Faenza (RA), 48018, Italy.

Grantee understands that Data will not be publicized, but it may be transferred to Smith Barney or other third parties involved in the management and administration of the Plan. Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Grantee further understands that the Company, and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Grantee’s participation in the Plan, and that the Company, a Subsidiary or an Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to Smith Barney or other third party with whom Grantee may elect to deposit any Shares acquired at vesting of the RSUs. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Grantee’s participation in the Plan. Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Appendix - 3

Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Grantee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Grantee has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, Grantee is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Grantee’s local human resources representative.

Terms of Grant. By accepting the Award, Grantee acknowledges that (1) Grantee has received a copy of the Plan, the Agreement and this Appendix; (2) Grantee has reviewed those documents in their entirety and fully understands the contents thereof; and (3) Grantee accepts all provisions of the Plan, the Agreement and this Appendix. Grantee further acknowledges that Grantee has read and specifically and expressly approves, without limitation, the following sections of the Agreement: Section 13 (Nature of Grant); Section 15 (Taxes and Withholding); Section 22 (Governing Law and Venue); Section 25 (Language); Section 18 (Data Privacy Notice and Consent) as replaced by the above consent.

Notice of Sale. If Grantee sells or otherwise disposes of Shares within three years from the respective date of vest, Grantee is required to submit a signed original Notice of Sale to Grantee’s local human resource department within 15 days from the date of sale or disposition. The Company will make a Notice of Sale available to Grantee.

Appendix - 4

Notifications

Additional Tax/Exchange Control Notification. Grantee is required to report the following on his or her annual tax return: (1) any transfers of cash or shares to or from Italy exceeding €10,000, (2) any foreign investments or investments held outside Italy at the end of the calendar year exceeding €10,000 if such investments (cash or shares) may result in income taxable in Italy, and (3) the amount of the transfers to and from abroad which have had an impact on Grantee’s foreign investments or investments held outside Italy during the calendar year. Under certain circumstances, Grantee may be exempt from requirement under (1) above if the transfer or investment is made through an authorized broker resident in Italy.

INDIA

Notifications

Exchange Control Notification. Grantee understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where Grantee deposits the foreign currency. Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

JAPAN

Notifications

Exchange Control Notification. If Grantee intends to acquire Shares whose value exceeds ¥30,000,000 in a single transaction, then Grantee must file a Payment Report with the Ministry of Finance. If Grantee intends to acquire Shares whose value exceeds ¥100,000,000 in a single transaction, then Grantee must file a Securities Acquisition Report, in addition to the Payment Report, with the Ministry of Finance through the Bank of Japan within 20 days of receiving the Shares.

KOREA

Notifications

Exchange Control Notification. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within 18 months of the sale.

Appendix - 5

MALAYSIA

Notifications

Director Notification. If Grantee is a director of a subsidiary or other related company in Malaysia, Grantee is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Grantee receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, Grantee must notify the Malaysian Subsidiary when Grantee sells Shares of the Company or any related company (including when Grantee sell Shares acquired under the Plan). These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.

Insider Trading Notification. Grantee should be aware of the Malaysian insider trading rules, which may impact Grantee’s acquisition or disposal of Shares or RSUs under the Plan. Under Malaysian insider trading rules, Grantee is prohibited from acquiring or selling Shares or rights to shares (e.g., RSUs) when in possession of information that is not generally available and that Grantee knows or should know will have a material effect on the price of Shares once such information is generally available.

MALTA

Notifications

Securities Law Notification. The Plan, the Agreement, including this Appendix, and all other materials Grantee may receive regarding participation in the Plan do not constitute advertising of securities in Malta. Further, Grantee’s electronic acceptance of the terms of the Agreement, including this Appendix, is through the website of the Company’s broker, Smith Barney, which is located in the United States.

In no event will Shares issued upon settlement of the RSUs be delivered to Grantee in Malta. All Shares issued upon settlement of the RSUs will be maintained on Grantee’s behalf in the United States.

Appendix - 6

MEXICO

Terms and Conditions

Labor Law Acknowledgement. These provisions supplement Section 13 of the Agreement:

Modification. By accepting the RSUs, Grantee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 77 Rio Robles, San Jose, California 95134 U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between Grantee and the Company since Grantee is participating in the Plan on a wholly commercial basis and the sole employer is SunPower Corporation Mexico, S. de R.L. de C.V.and nor does it establish any rights between Grantee and the Employer.

Plan Document Acknowledgment. By accepting the Award of RSUs, Grantee acknowledges that Grantee has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, Grantee further acknowledges that Grantee has read and specifically and expressly approves the terms and conditions in the Nature of Grant, Section 13 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, Grantee hereby declares that Grantee does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of Grantee’s participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 13 del Acuerdo:

Modification. Al aceptar las RSUs, el Beneficiario reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de RSUs de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

Appendix - 7

La Compañía, con oficinas registradas ubicadas 77 Rio Robles, San Jose, California 95134 EE.UU., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre el Beneficiario y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es SunPower Corporation Mexico, S. de R.L. de C.V en caso de ser aplicable, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las RSUs, el Beneficiario reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 13 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las RSUs.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

PHILIPPINES

Notifications

Securities Law Notification. The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Shares takes place outside the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Global Select Market. The Company’s designated broker should be able to assist you in the sale of Shares on the NASDAQ Global Select Market. Please consult with your legal advisor if you have questions with regard to the application of Philippines securities laws to the disposal or sale of Shares you acquired under the Plan.

Appendix -8

PORTUGAL

Notifications

Exchange Control Notification. If Grantee acquires Shares under the Plan and does not hold the Shares with a Portuguese financial intermediary, Grantee may need to file a report with the Portuguese Central Bank. If the Shares are held by a Portuguese financial intermediary, it will file the report for Grantee.

SOUTH AFRICA

Terms and Conditions

Taxes and Withholding. The following supplements Section 15 of the Agreement:

By accepting the RSUs, Grantee agrees that, immediately upon vesting of the RSUs, Grantee will notify the Employer of the amount of any gain realized. If Grantee fails to advise the Employer of the gain realized upon vesting, Grantee may be liable for a fine.

Notifications

Exchange Control Notification. To participate in the Plan, Grantee must comply with exchange control rules in South Africa and neither the Company nor the Employer will be liable for any fines or penalties resulting from Grantee’s failure to comply with applicable laws. The RSUs and the underlying shares of Stock should not count towards the ZAR4,000,000 offshore investment limit as Grantee does not pay anything to receive them. However, because the exchange control regulations are subject to change, Grantee should consult Grantee’s personal advisor prior to vesting of RSUs to ensure compliance with current regulations.

SPAIN

Terms and Conditions

Labor Law Acknowledgement. The following provision supplements Section 13 (Nature of Grant) of the Agreement:

In accepting the RSUs, Grantee consents to participation in the Plan and has received a copy of the Plan and the Agreement. Grantee understands and agrees that, as a condition of the grant of the RSUs, upon termination of Grantee’s Service for any reason (including for the reasons listed below) prior to the vesting date will automatically result in the loss of the unvested RSUs that may have been granted to Grantee. In particular, Grantee understands and agrees that any unvested RSUs shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of Grantee’s Service, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Appendix - 9

Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to eligible Employees, Consultants, or Outside Directors throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any Subsidiary or Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Grantee understands that the RSUs are granted on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any Subsidiary or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the RSUs, which is gratuitous and discretionary, since the future value of the RSUs and the underlying Shares is unknown and unpredictable. Grantee also understands that the grant of the RSUs would not be made but for the assumptions and conditions referred to above; thus, Grantee understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the RSUs and any right to the underlying Shares shall be null and void.

Notifications

Exchange Control Notification. To participate in the Plan, Grantee must comply with exchange control regulations in Spain. The acquisition and sale of Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Because Grantee will not purchase or sell the Shares through the use of a Spanish financial institution, Grantee must make the declaration him- or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the Shares are owned or to report the sale of Shares.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds) exceeding €50,000, Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. Grantee will need to provide the institution with the following information: (i) Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

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Securities Law Notification. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the RSU. No public offering prospectus has been, nor will it be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.

SWITZERLAND

Notifications

Securities Law Information. The offer of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

UNITED ARAB EMIRATES

Notifications

Securities Law Notification. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or a Subsidiary residing or working in the United Arab Emirates.

UNITED KINGDOM

Terms and Conditions

Taxes and Withholding. The following supplements Section 15 of the Agreement:

If payment or withholding of the taxes is not made within ninety (90) days of the event giving rise to the taxes or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected taxes shall constitute a loan owed by Grantee to the Employer, effective as of the Due Date. Grantee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 15 of the Agreement.

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Notwithstanding the foregoing, if Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Grantee shall not be eligible for a loan from the Company to cover the taxes due. In the event that Grantee is a director or executive officer and taxes are not collected from or paid by Grantee by the Due Date, the amount of any uncollected taxes will constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) (including Employer NICs, as defined below) will be payable. Grantee understands that he or she will be responsible for reporting any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Payable Only in Shares. Notwithstanding any discretion in the Plan, the grant of RSUs does not provide any right for Grantee to receive a cash payment, and the RSUs are payable only in Shares.

Joint Election for Transfer of the Employer’s Secondary Class 1 NICs Liability to the Grantee. As a condition of participation in the Plan and the vesting of the RSUs, Grantee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, Grantee agrees to enter into an election between himself/herself and the Company or the Employer in the form approved by HMRC (the “Joint Election”) and any other consent or election required to accomplish the transfer of Employer NICs to Grantee. Grantee understands that the Joint Election applies to any RSU granted to him/her under the Plan after the execution of the Joint Election. Grantee further agrees to execute such other joint elections as may be required between him/her and any successor to the Company and/or the Employer. Grantee further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in Section 15 of the Agreement.

If Grantee does not enter into a Joint Election prior to vesting of the RSUs, he/she will not be entitled to vest in the RSUs unless and until he/she enters into a Joint Election and no Shares will be issued to Grantee under the Plan, without any liability to the Company and/or the Employer.

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